ULURU NEWS

Contact: Company
Kerry P. Gray
President & CEO
Terry K. Wallberg
Vice President & CFO
(214) 905-5145

ULURU INC.

REPORTS THIRD QUARTER 2014 FINANCIAL RESULTS

Addison, Texas, November 17, 2014; ULURU Inc. (OTCQB: ULUR) today announced its financial results for the third quarter ended September 30, 2014 and provided a review of its operating activities. During the past 90 days significant progress has been made, including:

•	Expansion of our international marketing network by 18 countries including Germany, the largest European market;

•	Marketing and distribution agreements are now in place for over 60 international markets;

•	Significant expansion in the number of markets Altrazeal® is available which now exceeds 20;

•	Continued progress has been made optimizing the production process with benefits to be derived in 2015; and,

•	Remaining debt has been eliminated from the balance sheet through the conversion to equity of the outstanding convertible notes.

Commenting on the business activities, Kerry P. Gray, President and CEO, stated, “Commercial activities, both in term of product introductions and signing marketing and distribution agreements, have significantly expanded in the third quarter. We believe this has positioned us for exciting growth in 2015. Prior to year end, it is anticipated that Altrazeal® will be shipped to more new markets and additional marketing and distribution agreements will be signed. Progress has also been made during the quarter to resolve production scale-up issues which should favourably impact product profitability commencing in 2015. With the expansion of our international activities Altrazeal® is receiving greater exposure and the data supporting the overall benefits are becoming more widely understood and accepted.”

For the third quarter of 2014, the Company reported a net loss of $679,000, or $0.03 per share, as compared with a net loss of $743,000, or $0.05 per share, for the same period last year.  For the nine months ended September 30, 2014, the reported net loss was $2.08 million, or $0.09 per share, as compared with a net loss of $2.22 million, or $0.16 per share, for the same period last year.

Commenting on the financial results Mr. Gray added, “Revenue increased significantly in the third quarter as production issues previously reported were resolved. We again reduced our net loss compared to prior year; however, this reduction was lower than projected due to litigation and production scale up costs. We are working to resolve our outstanding litigation issues, some of which have already been favorably resolved. Once we have used the more expensive scale up production materials particularly our Altrazeal bulk powder, which we anticipate will occur in the fourth quarter of 2014, our manufacturing margins will significantly improve. This will be further improved as volume increases over the course of 2015.”

Operating Results

Revenues
Revenues for the third quarter of 2014 were $323,000, as compared to $111,000 for the third quarter of 2013.  The increase of approximately $212,000 in revenues is attributable to an increase in total revenue from Altrazeal, including product sales, royalties and license fees.

Revenues for the nine months ended September 30, 2014 were $634,000, as compared to $242,000 for the comparative period of 2013.  The increase of approximately $392,000 in revenues is as noted above.

Research and Development
Research and development expenses for the third quarter of 2014 were $173,000, including $6,000 in share-based compensation, as compared to $201,000 for the third quarter of 2013, which included $5,000 in share-based compensation.  The decrease of approximately $28,000 in research and development expenses was primarily due to a decrease of $22,000 in regulatory costs and a decrease of $19,000 in direct research costs primarily related to Altrazeal®.  These expense decreases were partially offset by an increase of $13,000 in scientific compensation related primarily to a higher head count.

Research and development expenses were $545,000 for the nine months ended September 30, 2014, including $17,000 in share-based compensation, as compared to $578,000 for the nine months ended September 30, 2013, which included $12,000 in share-based compensation.  The decrease of approximately $33,000 in research and development expenses was primarily due to a decrease of $69,000 in regulatory costs and a decrease of $49,000 in direct research costs primarily related to Altrazeal®.  These expense decreases were partially offset by an increase of $77,000 in scientific compensation related to share-based compensation and a higher head count and an increase of $20,000 in clinical study costs related to Altrazeal®.

Selling, General and Administrative
Selling, general and administrative expenses for the third quarter of 2014 were $390,000, including $18,000 in share-based compensation, as compared to $302,000, which included $20,000 in share-based compensation, for the third quarter of 2013.  The increase of approximately $88,000 in selling, general and administrative expenses was primarily due to an increase of $93,000 in legal expenses related to a licensing agreement dispute and an increase of $44,000 in sales and marketing expenses.  These expense increases were partially offset by a decrease of $66,000 in investor relations consulting related to share-based compensation.

Selling, general and administrative expenses were $1,270,000 for the nine months ended September 30, 2014, including $54,000 in share-based compensation, as compared to $915,000 for the nine months ended September 30, 2013, which included $45,000 in share-based compensation.  The increase of approximately $355,000 in selling, general and administrative expenses was primarily due to an increase of $160,000 in legal expenses related to a licensing agreement dispute, an increase of $90,000 in sales and marketing expenses and an increase of $75,000 in investor relations consulting related to share-based compensation.

Other Income and Other Expenses
Interest and miscellaneous income for the third quarter declined $15,000 primarily due to the offset in January 2014 of the outstanding notes receivable.

Interest and miscellaneous income was $5,000 for the nine months ended September 30, 2014 as compared to $56,000 for the nine months ended September 30, 2013.  The decrease of approximately $51,000 in interest income is primarily attributable to the offset in January 2014 of the outstanding notes receivable.

Interest expense for the third quarter of 2014 was $27,000 as compared to $126,000 for the third quarter of 2013.  The decrease of approximately $99,000 is primarily attributable to the offset in January 2014 of the outstanding notes receivable against the outstanding principle due on the convertible promissory note and the final payoff in March 2014 of the convertible promissory note and the conversion of our two other convertible promissory notes in June 2014 and July 2014.

Interest expense was $125,000 for the nine months ended September 30, 2014 as compared to $386,000 for the nine months ended September 30, 2013.  The decrease of approximately $261,000 is primarily attributable to the offset in January 2014 of the outstanding notes receivable against the outstanding principle due on the convertible promissory note and the final payoff in March 2014 of the convertible promissory note and the conversion of our two other convertible promissory notes, as noted above.

Foreign currency transaction loss for the third quarter and nine months ended September 30, 2014 was $10,000 compared to nil for the corresponding periods in 2013.

About ULURU Inc.:
ULURU Inc. is a specialty pharmaceutical company focused on the development of a portfolio of wound management and oral care products to provide patients and consumers improved clinical outcomes through controlled delivery utilizing its innovative Nanoflex® Aggregate technology and OraDisc™ transmucosal delivery system. For further information about ULURU Inc., please visit our website at www.uluruinc.com.  For further information about Altrazeal®, please visit our website at www.altrazeal.com.

This press release contains certain statements that are forward-looking within the meaning of Section 27a of the Securities Act of 1933, as amended, including but not limited to statements made relating to future financial performance of ULURU Inc. (the "Company"), the advancement of licensing discussions for additional markets, the anticipated launch of Altrazeal® in various markets and countries, the demonstration of clinical benefits and cost benefits of Altrazeal®,  the completion of strategic alliances, the anticipated escalation of revenues, positive cash flows, improvements in manufacturing margins and improved profitability in 2014 and 2015, and the acceptance of Altrazeal® by medical practitioners.  When used in this press release, the words “believe,” "expect" and "anticipate" and similar expressions may be indicative of forward-looking statements including without limitation statements relating to the regulatory results for our products.  These statements by their nature involve substantial risks and uncertainties, certain of which are beyond the Company's control. Any forward-looking statement speaks only as of the date on which such statement is made, and the Company undertakes no obligation to update any forward-looking statement or statements to reflect events or circumstances after the date on which such statement is made or to reflect the occurrence of an unanticipated event. Further, management cannot assess the impact of each such factor on the business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.   These statements are subject to numerous risks and uncertainties, including but not limited to the risk factors detailed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2013 and other reports filed by us with the Securities and Exchange Commission.

ULURU Inc.
SUMMARY OF RESULTS

STATEMENTS OF OPERATIONS DATA

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013
Revenues
License fees	$14,861	$11,400	$44,098	$33,827
Royalty income	24,439	10,276	41,452	10,276
Product sales, net	283,483	88,904	548,508	197,405
Total Revenues	322,783	110,580	634,058	241,508

Costs and Expenses
Cost of goods sold	223,646	60,245	377,779	104,236
Research and development	172,556	201,244	544,574	577,712
Selling, general and administrative	389,876	302,093	1,270,228	914,509
Amortization of intangible assets	119,763	119,763	355,385	355,385
Depreciation	58,702	59,688	178,809	185,536
Total Costs and Expenses	964,543	743,033	2,726,775	2,137,378
Operating (Loss)	(641,760)	(632,453)	(2,092,717)	(1,895,870)

Other Income (Expense)
Interest and miscellaneous income	198	15,088	5,258	55,564
Interest expense	(27,030)	(125,904)	(125,011)	(385,965)
Equity in earnings (loss) of unconsolidated subsidiary	---	---	---	---
Foreign currency transaction (loss)	(10,267)	---	(10,267)	---
Gain on early extinguishment of convertible note	---	---	142,703	---
Gain on sale of equipment	---	---	---	3,627
(Loss) Before Income Taxes	(678,859)	(743,269)	(2,080,034)	(2,222,644)

Income taxes	---	---	---	---
Net (Loss)	$(678,859)	$(743,269)	$(2,080,034)	$(2,222,644)

Less preferred stock dividends	---	(6,061)	---	(30,236)
Net (Loss) Allocable to Common Stockholders	$(678,859)	$(749,330)	$(2,080,034)	$(2,252,880)

Basic and diluted net (loss) per common share	$(0.03)	$(0.05)	$(0.09)	$(0.16)

Weighted average number of common shares outstanding	24,518,208	15,659,822	23,363,579	13,677,186

ULURU Inc.

SELECTED CONDENSED CONSOLIDATED BALANCE SHEET DATA

	September 30, 2014	December 31, 2013
	(Unaudited)	(Audited)

Cash and cash equivalents	$40,394	$5,119
Current assets	1,171,695	1,487,324
Property and equipment, net	488,782	638,614
Other assets	3,333,521	3,775,676
Total assets	4,993,998	5,901,614

Current liabilities	1,781,837	3,270,064
Long term liabilities – convertible notes payable	---	---
Long term liabilities – deferred revenue	854,035	898,133
Total liabilities	2,635,872	4,168,197
Total stockholders’ equity	2,358,126	1,733,417